EX-99.p.ii

Appendix E

CODE OF ETHICS

Introduction

Pursuant to rules established by the U.S. Securities and Exchange Commission (the “SEC”), it is unlawful for certain persons of O’Shares Investment Advisers, LLC (the “Adviser”), in connection with the purchase or sale by such persons of securities held or to be acquired by a client account:

1.	To employee any device, scheme or artifice to defraud;

2.	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

4.	To engage in any manipulative practice.

The SEC’s rules also require investment advisers and registered investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard.

Consistent with the SEC’s rules, the Adviser has adopted this Code of Ethics (the “Code”). The Code sets forth detailed policies and procedures that Covered Persons (as defined below) of the Adviser must follow with regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

The Code is intended to serve as the minimum standard of conduct for persons having access to information regarding the purchase and sale of portfolio securities by OSI ETF Trust (the “Trust”), or other registered investment companies for which the Adviser serves as adviser or sub-adviser (“Advisory Clients”). Each employee must avoid any activity or relationship that may reflect unfavorably on the Adviser as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

This Code is designed to detect and prevent conflicts of interest between the Adviser’s employees, officers, partners, members and trustees/directors (as applicable) and Advisory Clients that may arise due to personal investing activities. The Adviser has also established separate procedures designed to detect and prevent insider trading, which are included in the Adviser’s Compliance Manual and which should be read together with this Code.

Personal investing activities of Covered Persons may create conflicts of interests that may compromise fiduciary duties to Advisory Clients. As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

As fiduciaries, Covered Persons must at all times comply with the following principles:

•	Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

•	Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client’s transaction will cause a favorable move in the market. This prohibition applies whether a Covered Person’s transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the chief compliance officer (“CCO”) of the Adviser immediately.

The Code sets forth detailed policies and procedures that Covered Persons must follow with regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

1.	WHO IS SUBJECT TO THE CODE?

1.1.	Covered Persons. For the purposes of this Code, Covered Person is defined as:

1.1.1.	Each employee, officer, partner or member (as applicable) of the Adviser or its affiliates who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities covered by this Code, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

1.1.2.	Each natural person in a control1 relationship to the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities covered by this Code.

[1]	Control means the power to exercise a controlling influence over the management or policies of the Adviser, unless such power is solely the result of an official position with the Adviser.

2.	WHAT TYPES OF INVESTMENTS ARE SUBJECT TO THE CODE?

This Code requires that information about a Covered Person’s investments in certain securities be reported to the Adviser CCO.

For purposes of this Code, the term “Reportable Security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any: (i) option, (ii) futures contract; (iii) shares of registered closed-end funds; (iv) shares of registered open-end investment companies (i.e., mutual funds) (including those held in retirement accounts and that are not money market funds) and shares of exchange traded funds that are advised by the Adviser; (v) warrant; (vi) note; (vii) stock; (viii) treasury stock; (ix) bond; (x) debenture; (xi) evidence of indebtedness; (xii) certificate of interest; or (xiii) any participation in, or right to subscribe to or purchase, any such interest or instrument.

For purposes of this Code, the term “Reportable Fund” means any fund registered under the Investment Company Act for which Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. Reportable Funds include sub-advised registered investment companies in the OSI Trust. A list of Reportable Funds is attached as Code of Ethics Exhibit E.

3.	WHAT TYPES OF INVESTMENTS ARE NOT SUBJECT TO THE CODE.

This Code does not require information about the following types of securities:

1)	Direct obligations of the U.S. government;

2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)	Shares of money market funds;

4)	Shares issued by open-end investment companies or exchange traded funds other than registered investment companies or exchange traded funds for which the Adviser serves as an adviser or sub-adviser; or

5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are registered investment companies for which the Adviser serves as an adviser or sub-adviser.

4.	WHAT TYPES OF ACCOUNTS ARE SUBJECT TO THE CODE?

4.1.	Covered Accounts

“Covered Accounts” include all accounts in which a Reportable Security may be held, whether at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.2 A Covered Account includes the accounts of immediate family members.3 Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which a Covered Person has physical control, such as a stock certificate.4

[2]	Beneficial interest in an account includes any direct or indirect financial interest in an account.

[3]	Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

[4]	Covered Accounts also include accounts for which a Covered Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

5.	WHAT ARE THE RESTRICTIONS ON TRADING?

5.1.	Pre-clearance Requirements

Covered Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of: (i) a Reportable Security, (ii) a security in an initial public offering (“IPO”), (iii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund) or (iv) Reportable Funds. Pre- clearance must be done via email to Kevin Beadles or the CCO except in the case of private placements or IPOs. See Exhibit A for the pre-clearance form to be used to obtain permission to make investments in private placements or IPOs.

Pre-clearance requirements shall not apply to the following transactions:

(i)	Purchases or sales not subject to the Code [Section 3 above]

(ii)	Purchases or sales which are non-volitional on the part of either the Covered Person, including purchases or sales upon exercise of puts or calls written by the Covered Person and sales from a margin account pursuant to a bona fide margin call.

(iii)	Purchases that are part of an automatic dividend reinvestment plan.

(iv)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(vi)	Transactions in open-end mutual funds that are not Reportable Funds.

(vii)	Transactions in Exchange Traded Funds that are not Reportable Funds.

(viii)	Transactions in direct obligations of the US government.

(ix)	Money Market Accounts and Shares of Money Market Funds.

(x)	Transactions occurring in the employees’ 401K plan.

(xi)	De minimis purchases and sales of an equity security in an amount less than $10,000 of an issuer with a market capitalization of $10 billion or greater. A series of smaller trades may not be engaged in to rely on this exemption.

5.2.	Blackout Period

Covered Persons may not purchase or sell a Reportable Security within three calendar days prior to a rebalance of a Client portfolio, Reportable Fund or any large trades made in response to a create or redeem order in such Reportable Security.

6.	REPORTING AND CERTIFICATION REQUIREMENTS

6.1.	Initial Holdings Report and Certification

Within 10 days after a Covered Person commences employment, he/she must certify in writing that he/she has received the Code, has read and understands the Code, and that he/she will comply with its requirements. Further, the Covered Person must also report, at that time, all personal investment holdings in Reportable Securities and any brokerage accounts required to be disclosed or reported. (Please see Appendices C and D for the required certifications and disclosure). Information disclosed may be no more than 45 days old at the time of disclosure. Covered Persons are only required to report holdings in Reportable Securities as defined in Section 2 of this Code. Holdings reports and statements can also be provided via an online compliance system to which the Adviser subscribes.

Accounts over which Covered Persons have no control. Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. The Covered Person must submit to the CCO a letter or memo from the third party managing the account that states the third party has exclusive control over investment decisions in the account and the Covered Person exerts no control or influence in the management of the account. The Covered Person must include in initial and annual holdings reports the name of any broker/dealer or bank with which the Covered Person has an account in which Reportable Securities are held for his/her direct or indirect benefit.

When Duplicate Statements Are Not Available. You may wish to engage in a transaction in a Reportable Security for which no statement can be delivered to the Adviser CCO (e.g., transactions involving certain types of derivatives). These types of transactions require the prior written approval of the Adviser CCO and will involve additional reporting requirements.

6.2.	Ongoing Reporting Regarding Covered Accounts

Covered Persons must notify the Adviser CCO within 10 business days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the Adviser CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

6.3.	Quarterly Transactions Report for Covered Persons

All Covered Persons shall submit to the Adviser CCO, within 30 business days after quarter end (no exception for months with 31 days), a report of all reportable transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Covered Person.

Exceptions

Covered Persons are not required to submit transaction reports (i) for trades effected pursuant to an automatic investment plan; (ii) for securities held in accounts over which the access person has no direct or indirect influence or control; and (iii) that would duplicate information in account statements or confirmations.

6.4.	Annual Certification for Covered Persons

Annually, Covered Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported. Covered Persons must also disclose all personal investments and accounts on an annual basis. Please see Exhibits C and D for the required certifications and disclosure. Information disclosed must be current as of a date no more than 45 days before the report is submitted. The annual certification must be submitted to the Adviser CCO within 30 days of the calendar year end.

Covered Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in Section 2 of this Code.

7.	ADMINISTRATION AND ENFORCEMENT

7.1.	Determination of Persons covered by Code

The CCO for the Adviser will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto. Covered Persons must acknowledge in writing receipt of any such amendments.

7.2.	Review of Personal Trading Information

All information regarding a Covered Person’s personal investment transactions, including the reports required by this Code, will be reviewed by the Adviser CCO. By signing the acknowledgement attached to this document, each Covered Person acknowledges that the Adviser CCO shall be permitted to obtain and review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Covered Person.

7.3.	Annual Review/Report

The Adviser CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The Adviser CCO will provide an annual report to the Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies to the Board that procedures have been adopted that are designed to prevent Covered Persons from violating the Code.

7.4.	Reporting Violations

Upon discovering a violation of this Code, a Covered Person shall immediately report such violation to the Adviser CCO and the Adviser CCO will be responsible for investigating such violations.

7.5.	Sanctions and Remedies

If the Adviser CCO determines that a Covered Person has violated the Code, s/he may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of a Covered Person employed by the Adviser and/or informing regulators if the situation warrants. As part of any sanction, the Adviser CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by the Adviser CCO.

7.6.	Exemption Procedures

The Adviser CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The Adviser CCO shall consider such exemptions upon written request by a Covered Person stating the basis for requested relief. The Adviser CCO’s decision is within his or her sole discretion.

7.7.	Questions and Exceptions

Any questions regarding this Code should be discussed with the Adviser CCO.

Exhibit A

IPO and Limited Offering Pre-Clearance Request Form

TO: Adviser Chief Compliance Officer

FROM:

DATE:

As provided in section 5.1 of the Code of Ethics, if a Covered Person wants to participate in an IPO of a security, a private placement or a limited partnership, he/she must complete this form and obtain the required approvals prior to investing. A Covered Person may not participate in any IPO, private placement or limited partnership until he/she receives written permission from the Adviser Chief Compliance Officer. Oral discussions do not constitute approval under any circumstances.

INVESTMENT INFORMATION:

1.	Name of proposed investment: Date of investment:

2.	Nature of investment:

3.	Amount to be invested: # of shares: % ownership:

4.	Describe terms of investment:

Equity or debt?                 Open-ended or specific maturity date

Further investment contemplated?               Amount?

5.	Was this investment offered to you due to your affiliation with the Adviser or the Trust?

6.	Do you have a position as officer of the company or other duties in connection with the investment?

7.	Do you give investment advice to the company or any affiliate of the company? If so, please describe:

8.	Are you informed or consulted about investments made by the company?

Describe:

9.	How frequently will you receive statements/communications regarding the investment?

10.	Is the company privately/publicly held?

11.	If privately held, are you aware of any plan to bring the company public?

12.	Have you informed the company that you are a “restricted person” in the event of an IPO of securities?

13.	Describe any connection(s) between the investment and the Adviser or the Trust:

14.	To your knowledge, are there any clients of the Adviser for whom this is an appropriate investment?

15.	Describe any client connections to this investment:

16.	Are you aware of any conflict between your duties at the Adviser or Trust and this investment?

Please attach any relevant reports/statements you can provide which describe this investment.

To the best of my knowledge, the information provided above is accurate. I will notify the Adviser Chief Compliance Officer immediately of any material changes to the information provided above.

Name:
(Please Print)

Signature:

Date:

Exhibit C

CODE OF ETHICS

COVERED PERSON ACKNOWLEDGMENT

I hereby acknowledge receipt of a copy of the Code of Ethics (the “Code”) for O’Shares Investment Advisers, LLC (the “Adviser”) and any amendment thereto, which I have read and understand fully. I agree to comply fully with all provisions of the Code, during the period of my employment with the Adviser, to the extent that such provisions apply to me. I further understand and acknowledge that any violation of the Code, including engaging in a prohibited transaction or the failure to file reports, may subject me to disciplinary action including, potentially, termination of employment.

I hereby represent to the Adviser that the information that I have provided, as required by this Code, is a true, accurate, and complete list of all of my brokerage and trading accounts, and private placement holdings, specifying in reasonable detail all such accounts, with whom they are held, and the holdings and other investments, direct or indirect, of such accounts.

I further agree that I will promptly, but in any event, within ten days, give written notice to the Chief Compliance Officer for the Adviser of any changes to the information that I have provided so that such information is at all times true, accurate, and complete. I further agree to provide monthly securities transactions confirmations and statements (or on a quarterly basis when monthly statements and confirmations are unavailable) to the Adviser.

I have fully read the Code. I agree to be bound by the terms and conditions outlined in it.

Signed	Dated

Name

Exhibit D

BROKERAGE ACCOUNT AND SECURITIES HOLDINGS REPORT
INITIAL AND ANNUAL DISCLOSURE FORM FOR COVERED PERSONS

PART I – DISCLOSURE OF EMPLOYEE ACCOUNTS

☐	I do not maintain any Covered Accounts as defined in the Code of Ethics for O’Shares Investment Advisers, LLC.

Below is a list of all my Covered Accounts as defined in the Code. Check all that apply as to the Account Type.

☐	(a) Direct Brokerage Account
•	(1) I have full investment discretion on the account

•	(2) I have full investment discretion on the account which I am managing for another person

•	(3) I do not have investment discretion on the account (Investment discretion is 100% exercised by a broker, financial adviser, etc.)

☐	(b) Trust Account

☐	(c) Employee Stock Plan (“ESOP”), 401(k) Plans, private placement or similar product that cannot be transferred to a brokerage account

☐	(d) Other (Please explain:

Name and address of Financial Institution (broker-dealer, bank, ESOP, 401(k) plan sponsors, etc.)	Account Name (indicate if any of the accounts are individually or jointly held)	Account Type from Above: (a), (b), (c) or (d)	Account Number

Exhibit D-2

BROKERAGE ACCOUNT AND SECURITIES HOLDINGS REPORT
INITIAL AND ANNUAL DISCLOSURE FORM FOR COVERED PERSONS

PART II – DISCLOSURE OF COVERED SECURITIES HOLDINGS

I do not maintain, have a financial interest, or influence/control the activities of any securities.

Below is a list of all personal securities holdings for which I have direct or indirect beneficial ownership.

☐ Indicate by checking this box if you have already provided a copy of your most recent statement (not more than 45 days old) for each account listed below

Title	Type of Security	Ticker Symbol or CUSIP	Number of Shares	Principal Amount	Broker-Dealer or Bank

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) excludes other transactions not required to be reported.

Signature:	Print Name:	Date:

Exhibit E

LIST OF FUNDS FOR WHICH O’SHARES INVESTMENT ADVISERS, LLC

SERVES AS ADVISER OR SUBADVISER

(“Reportable Funds”)

OSI ETF Trust Fund Name	Fund Ticker Symbol	Inception Date
O’Shares FTSE Russell US Small Cap Quality Dividend ETF	OUSM	12/30/16
O’Shares FTSE Russell International Quality Dividend ETF	ONTL	3/22/17

FQF Trust Fund Name	Fund Ticker Symbol	Inception Date
O’Shares FTSE U.S. Quality Dividend ETF	OUSA	7/14/15
O’Shares FTSE Europe Quality Dividend ETF	OEUR	8/19/15
O’Shares FTSE Europe Quality Dividend Hedged ETF	OEUH	8/25/15
O’Shares FTSE Asia Pacific Quality Dividend ETF	OASI	8/19/15
O’Shares FTSE Asia Pacific Quality Dividend Hedged ETF	OAPH	8/25/15

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